EXHIBIT 99.1

Nivalis Therapeutics Announces FDA Fast Track Designation for N91115 in Patients with Cystic Fibrosis

N91115 is Currently in a Phase 2 Clinical Trial for Cystic Fibrosis, and Recently Received Orphan Drug Designation

BOULDER, Colo., February 18, 2016 —Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (“CF”), today announced the U.S. Food and Drug Administration (“FDA”) has granted Fast Track designation for the Company’s lead investigational drug, N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein.

“We are very pleased to announce the FDA’s Fast Track designation, as this status is intended to facilitate the development and expedite the review of important new treatments, like N91115, that stand to help people living with serious conditions like CF,” said Jon Congleton, president and chief executive officer of Nivalis. “The Fast Track designation, coupled with the recent Orphan Drug designation from the FDA and initiation of a Phase 2 clinical trial of N91115, provides even more momentum in our work to address the significant unmet medical need that remains in the treatment of people with CF.”

The FDA established the Fast Track designation process to facilitate the development and expedite the review of drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Through the Fast Track program, a product may be eligible for priority review at the time of a new drug application (NDA) filing and may also be eligible to submit completed sections of the NDA on a rolling basis before the complete application is submitted.

In late 2015, Nivalis announced the first patient was dosed in a Phase 2 clinical study of N91115 in adult patients with CF who have two copies of the F508del mutation, when added to Orkambi™ (lumacaftor/ivacaftor). The company expects data from this trial in the second half of 2016. For more information on this study, please visit ClinicalTrials.gov and reference Identifier NCT02589236.

Nivalis also recently announced that the FDA had granted N91115 Orphan Drug Designation in cystic fibrosis. The Orphan Drug Designation is a program that provides a special status to drugs and biologics intended to treat, diagnose or prevent diseases and disorders that affect fewer than 200,000 people in the U.S.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with cystic fibrosis (CF). In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About CF and N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene. N91115 is a stabilizer of the CFTR protein, and works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein that is responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031.

N91115 is currently being studied in a Phase 2 clinical trial in adult patients with CF who have two copies of the F508del mutation, when added to Orkambi™ (lumacaftor/ivacaftor). Nivalis has completed previous clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, the anticipated timing of future clinical development of N91115 and of the announcement of study results, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization, or lack of availability, of lumacaftor/ivacaftor, risks that patients do not comply with the prescribed use of lumacaftor/ivacaftor, the development, commercialization and use of alternative therapies, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com